EXHIBIT 99.1

NewsRelease

TC PipeLines, LP Announces 2015 First Quarter Financial Results
Expects to Raise Quarterly Distribution by 6 Percent in July

Houston, Texas – May 7, 2015 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported first quarter 2015 Partnership cash flows of $66 million and net income attributable to controlling interests of $57 million or $0.88 per common unit.

“The Partnership’s assets continued their steady performance during the first quarter of 2015,” said Steve Becker, President of TC PipeLines, GP, Inc.  “During the recent cold winter, our pipelines reliably served their markets with natural gas to heat homes and provide power for millions of Americans.  This was reflected in our stable earnings and solid cash flow which provide ongoing value to our unitholders.”

“As a result of the steady performance of our assets and the recent dropdowns of the remaining interests in Bison and GTN, we expect to increase the quarterly distribution by 5 cents per unit or 20 cents on an annualized basis in July when the second quarter distribution is declared,” added Becker.  “This will represent a 6 percent increase in our distribution which is significantly higher than recent distribution increases.”

First Quarter 2015 Highlights (All financial figures are unaudited)
o	Partnership cash flows of $66 million
o	Paid cash distributions of $55 million
o	Declared cash distributions of $0.84 per common unit
o	Net income attributable to controlling interests of $57 million or $0.88 per common unit
o	Issued $350 million of 4.375 percent 10-year senior unsecured notes in March
o	Closed the acquisition of the remaining 30 percent interest in GTN on April 1 for $446 million (2015 GTN Acquisition)

The Partnership’s financial highlights for the first quarter of 2015 compared to the first quarter of 2014 were:

	Three months ended
(unaudited)	March 31,
(millions of dollars except per common unit amounts)	2015	2014
Partnership cash flows(a)	66	60
Cash distributions paid	(55)	(52)
Cash distributions paid per common unit	$0.84	$0.81
Net income attributable to controlling interests	57	57
Net income per common unit – basic and diluted (b)	$0.88	$0.90
Weighted average common units outstanding (millions) – basic and diluted (c)	63.6	62.3
Common units outstanding at end of period (millions)	63.6	62.3

 (a) Partnership Cash Flows is a non-GAAP financial measure. Refer to the description of Partnership Cash Flows in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule Non-GAAP Measures for further detail.

(b)  Net income per common unit is computed by dividing net income attributable to controlling interests by the weighted average number of common units outstanding.

(c) Under the ATM program, the Partnership has issued 1,288,481 common units.

Recent Developments

GTN Acquisition – On April 1, 2015, the Partnership acquired the remaining 30 percent interest in GTN from a subsidiary of TransCanada for $446 million plus purchase price adjustments of $10 million. The purchase price consisted of $263 million in cash (including preliminary purchase price adjustments of $10 million), the assumption of $98 million in proportional GTN debt and the issuance of $95 million of new Class B units to TransCanada. The Partnership funded the cash portion of the acquisition using a portion of the proceeds received from our March 2015 debt offering.

Cash Distributions – On April 23, 2015, the board of directors of our General Partner declared the Partnership’s first quarter 2015 cash distribution in the amount of $0.84 per common unit, payable on May 15, 2015 to unitholders of record as of May 5, 2015.

GTN Settlement - On April 23, 2015, GTN filed a rate settlement with FERC to satisfy GTN’s obligations from its 2011 rate settlement for new rates to be in effect on January 1, 2016.  The 2015 settlement, if approved, will reduce rates on the mainline by 3 percent on July 1, 2015.  In January, 2016, GTN’s rates will decrease a further 10 percent through December 31, 2019.  Unless superseded by a subsequent rate case or settlement, GTN’s rates will decrease an additional 8 percent for the period January 1, 2020 through December 31, 2021 when GTN will be required to establish new rates.  We expect that GTN’s near term results will not be materially affected due to increased contracting and other revenue opportunities on the system.

Results of Operations

For the three months ended March 31, 2015, net income attributable to controlling interests of $57 million is comparable to the first quarter of 2014.

Partnership cash flows increased to $66 million in the first quarter of 2015 compared to $60 million in the same period of 2014. This increase was primarily due to the increased cash flow provided by the Partnership’s wholly-owned subsidiaries’ as a result of the acquisition of the remaining 30 percent interest of Bison in October 2014.

Distributions paid in the first quarter of 2015 increased by $3 million compared to the same period in 2014 due to a $0.03 increase in the distribution per common unit in July 2014, as well as an increase in the number of common units outstanding resulting from the ATM equity issuance program.

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance.

Partnership cash flows include net income attributable to controlling interests, plus operating cash flows from our wholly-owned subsidiaries, and cash distributions received from our non-wholly owned subsidiaries and equity investments, less equity earnings from unconsolidated affiliates and consolidated subsidiaries’ net income, plus net income attributable to non-controlling interests from consolidated subsidiaries, and net of distributions declared to the General Partner. Partnership cash flows before General Partner distributions represent Partnership cash flows prior to distributions paid to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.  See the reconciliation of non-GAAP measures in Attachment 2.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.225.0198 on Thursday, May 7, 2015 at 10 a.m. central time (CT)/11 a.m. eastern time (ET). Steve Becker, President of the General Partner, will discuss the first quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on May 14, 2015, by calling 800.408.3053, then entering pass code 7501043.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in the Western and Midwestern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.TCPipeLinesLP.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions, including the expected increase in the Partnership’s quarterly cash distributions in July 2015, are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the timing, structure and closing of future dropdowns of TransCanada’s remaining U.S. natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2014 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Mark Cooper/Davis Sheremata	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
	investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income

	Three months ended March 31,
(unaudited)
(millions of dollars, except per common unit amounts)	2015	2014

Transmission revenues	87	87
Equity earnings from unconsolidated affiliates	31	33
Operation and maintenance expenses	(11)	(12)
Property taxes	(6)	(6)
General and administrative	(3)	(2)
Depreciation	(21)	(21)
Financial charges and other	(13)	(12)
Net income	64	67

Net income attributable to non-controlling interests	7	10

Net income attributable to controlling interests	57	57

Net income attributable to controlling interests allocation
Common units	56	56
General Partner	1	1
	57	57

Net income per common unit – basic and diluted (a)	$0.88	$0.90

Weighted average common units outstanding (millions) – basic and diluted (b)	63.6	62.3

Common units outstanding, end of period (millions) (d)	63.6	62.3

(a)  Net income per common unit is computed by dividing net income attributable to controlling interests by the weighted average number of common units outstanding.
(b) Under the ATM program, the Partnership has issued 1,288,481 million common units.

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheets

(unaudited)	31-Mar-15	31-Dec-14
(millions of dollars)
ASSETS
Current assets	427	68
Investment in unconsolidated affiliates	1,183	1,177
Plant, property and equipment, net	1,950	1,968
Other assets	138	136
	3,698	3,349

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	297	291
Other liabilities	27	26
Long-term debt	1,785	1,446
Partners' equity	1,589	1,586
	3,698	3,349

TC PipeLines, LP
Supplemental Schedule
Non-GAAP Measures
Reconciliation of Net Income attributable to controlling interests to Partnership Cash Flows

	Three months ended
(unaudited)	March 31,
(millions of dollars except per common unit amounts)	2015	2014
Net income attributable to controlling interests	57	57

Add:
Cash distributions from GTN (a)	21	20
Cash distributions from Northern Border (a)	21	21
Cash distributions from Bison (a)	-	12
Cash distributions from Great Lakes (a)	8	5
Cash flows provided by the Partnership's wholly-owned subsidiaries' operating activities (d)	29	13
	79	71

Less:
Equity earnings:
Northern Border	(20)	(23)
Great Lakes	(11)	(10)
	(31)	(33)
Less:
Consolidated subsidiaries’ net income
GTN	(24)	(22)
Bison	(11)	(12)
North Baja	(6)	(6)
Tuscarora	(4)	(4)
	(45)	(44)
Add:
Net income attributable to non-controlling interests	7	10

Partnership cash flows before General Partner distributions	67	61
General Partner distributions (b)	(1)	(1)

Partnership cash flows	66	60

Cash distributions declared	(55)	(52)
Cash distributions declared per common unit (c)	$ 0.84	$ 0.81
Cash distributions paid	(55)	(52)
Cash distributions paid per common unit (c)	$ 0.84	$ 0.81

(a)
In accordance with the cash distribution policies of the respective entities, cash distributions from GTN, Bison, Northern Border, and Great Lakes, are based on their respective prior quarter financial results.

(b)
General Partner distributions represent the cash distributions paid to the General Partner with respect to its two percent interest plus an amount equal to incentive distributions. The distributions paid for the three months ended March 31, 2015 included incentive distributions of $0.3 million to the General Partner.  There were no incentive distributions paid to the General Partner for the three months ended March 31, 2014.

(c)
Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding. The General Partner's allocation is computed based upon the General Partner's two percent interest plus an amount equal to incentive distributions.

(d)	The Partnership’s wholly owned subsidiaries’ were Bison, North Baja and Tuscarora at March 31, 2015 and North Baja and Tuscarora at March 31, 2014.